Exhibit 21

List of Subsidiaries of the Registrant

Name	State of Incorporation
C2 Communications Technologies, Inc.	Delaware
C2 Investments Inc.	Delaware
Heritage Global LLC	Delaware
Equity Partners HG LLC	Delaware
Heritage Global Partners, Inc.	California
National Loan Exchange, Inc.	Illinois
Heritage Global Capital LLC	Delaware
HGC OH SPV LLC	Delaware
HGC AR SPV LLC	Delaware

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries have been omitted because, when considered in the aggregate, they do not constitute a significant subsidiary.